Emmis Communications Corporation
                                 One Emmis Plaza
                          40 Monument Circle, Suite 700
                           Indianapolis, Indiana 46204
                               Tel. (317) 266-0100
                               Fax (317) 631-3750



                                                       March 7, 2006



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attention: Larry Spirgel, Assistant Director
           Kathryn Jacobson, Staff Accountant
           Kyle Moffatt, Accountant Branch Chief

                        Emmis Communications Corporation
      Form 10-K for Fiscal Year Ended February 28, 2005, filed May 16, 2005 Form 10-Q for the Quarter Ended August 31, 2005, filed October 11, 2005
                                File No. 0-23264
            ----------------------------------------------------------

Ladies and Gentlemen:

         On behalf of Emmis Communications Corporation (the "Company"), I hereby confirm that in a conversation I had with Kathryn Jacobson on March 7, 2006, the Company was given until March 14, 2006 to respond to the Staff's letter dated February 14, 2006.

         If you have any questions, please do not hesitate to call me at (317) 684-6548.

                                           Sincerely,


                                           /s/ David R. Newcomer
                                           -------------------------------
                                           David R. Newcomer
                                           Interim Chief Financial Officer